Press Release For immediate release
Invesco Ltd. Announces January 31, 2019
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, February 11, 2019 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $930.6 billion, an increase of 4.8%. The increase was driven by favorable market returns, foreign exchange, higher money market AUM and reinvested distributions, partially offset by net long-term outflows and non-management fee earning AUM outflows. FX increased AUM by $4.9 billion. Preliminary average total AUM for the quarter through January 31 were $910.3 billion, and preliminary average active AUM for the quarter through January 31 were $683.3 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

January 31, 2019(a)	$930.6	$414.9	$228.1	$51.7	$95.7	$140.2
December 31, 2018	$888.2	$385.2	$225.1	$50.4	$91.0	$136.5
November 30, 2018	$926.0	$420.2	$223.5	$52.8	$91.6	$137.9
October 31, 2018	$926.1	$417.9	$226.0	$53.8	$88.8	$139.6
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

January 31, 2019(a)	$695.9	$251.9	$169.3	$51.7	$95.7	$127.3
December 31, 2018	$667.2	$234.7	$166.8	$50.4	$91.0	$124.3
November 30, 2018	$690.0	$257.0	$162.8	$52.8	$91.6	$125.8
October 31, 2018	$688.7	$255.8	$163.7	$53.8	$88.8	$126.6
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

January 31, 2019(a)	$234.7	$163.0	$58.8	$—	$—	$12.9
December 31, 2018	$221.0	$150.5	$58.3	$—	$—	$12.2
November 30, 2018	$236.0	$163.2	$60.7	$—	$—	$12.1
October 31, 2018	$237.4	$162.1	$62.3	$—	$—	$13.0

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM include index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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